                                                               EXHIBIT 11

                            HICKOK INCORPORATED
              CONSOLIDATED STATEMENT OF COMPUTATION OF EARNINGS
                    PER COMMON SHARE AND SHARE EQUIVALENTS

                                          Year Ended September 30,
                                          ------------------------

                                       2002        2001          2000

NET INCOME

Net income <loss> applicable to
common shares for basic earnings
per share                         $    244,406   $  (662,106)  $  (410,604)
                                  ------------   ------------  ------------

Net income <loss> applicable to
common shares for diluted
earnings per share                $    244,406   $  (662,106)  $  (410,604)
                                  ------------   ------------  ------------

SHARES OUTSTANDING

Weighted average shares for basic
earnings per share                   1,219,750      1,218,374     1,204,276

Net effect of dilutive stock
options - based on the treasury
stock method using year-end
market price, if higher than
average market price                    21,370          -    *       -     *
                                  ------------    -----------  ------------
Total shares for diluted earnings
per share                            1,241,120      1,218,374     1,204,276

Basic Earnings Per Common Share   $        .20    $      (.54)  $      (.34)
                                  ------------    ------------  ------------

Diluted Earnings Per Common Share $        .20    $      (.54)  $      (.34)
                                  ------------    ------------  ------------

*  Net effect of stock options was anti-dilutive for the period.